Exhibit 99.1

Media contact:	Charles Keller
612-678-7786
charles.r.keller@ampf.com

Stockholder contact:	Gary Terpening
212-850-1533
gary.a.terpening@ampf.com
INVESTMENT MANAGER OF
RIVERSOURCE LASALLE INTERNATIONAL REAL ESTATE FUND
CHANGES ITS NAME
MINNEAPOLIS, MN, May 3, 2010 – On May 1, 2010, Ameriprise Financial, Inc. (Ameriprise Financial), the parent company of RiverSource Investments, LLC, the investment manager of RiverSource LaSalle International Real Estate Fund, Inc. (NYSE: SLS) (the Fund), announced the closing of its acquisition of the long-term asset management business of Columbia Management Group, LLC and certain of its affiliated companies, from Bank of America (the Columbia Transaction).
In connection with the Columbia Transaction, effective May 1, 2010, the Fund’s investment manager has changed its name to reflect the new, combined business:

New Investment Manager Name	Former Investment Manager Name
Columbia Management Investment Advisers, LLC	RiverSource Investments, LLC
Important Disclosures:
Columbia Management Investment Advisers, LLC is a wholly owned subsidiary of Ameriprise Financial, Inc. Columbia Management Investment Distributors, Inc. (formerly, RiverSource Fund Distributors, Inc.) is the principal underwriter of the Columbia, RiverSource, Seligman and Threadneedle funds.
The net asset value of shares of a closed-end fund may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Fund is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.
Investments in real estate securities may be subject to specific risks, such as the risks associated with general and local economic conditions, and the risks related to individual properties. Investing in one economic sector, such as real estate, may result in greater price fluctuations than owning a portfolio of diversified investments.
Investments in foreign securities involve certain risks not associated with investments in U.S. companies, including the risks of a particular country, including the political, regulatory, economic, social and other conditions of the country, as well as fluctuations in its currency and the risks associated with less developed custody and settlement practices. For emerging markets, these risks are even greater.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or American Stock Transfer & Trust Company LLC at 800 937-5449. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR database. You should read these reports and other filings carefully before investing.
There is no guarantee that the Fund’s investment goals/objectives will be met or that distributions will be made, and you could lose money.

NOT FDIC INSURED	MAY LOSE VALUE	NO BANK GUARANTEE
NOT A DEPOSIT	NOT INSURED BY ANY
FEDERAL GOVERNMENT AGENCY
This press release was prepared by Columbia Management Investment Distributors, Inc., Member FINRA. The Fund is managed by Columbia Management Investment Advisers, LLC. Columbia Management Investment Distributors and Columbia Management Investment Advisers are wholly owned subsidiaries of Ameriprise Financial, Inc. Seligman is an offering brand of Columbia Management Investment Advisers, LLC.